Exhibit 23.1
CONSENT OF
INDEPENDENT PETROLEUM ENGINEER

I consent to the use of my name, and to the incorporation by reference of my report appearing in Tri-Valley Corporation’s Annual Report on Form 10-K for the year ended December 31, 2010, entitled Evaluation of Oil and Gas Reserves, Tri-Valley Oil & Gas Co., at December 31, 2010, dated February 5, 2011, in the prospectus constituting a part of this Registration Statement on Form S-1.  I also consent to the reference to me under the caption “Experts” in the prospectus which is part of this Registration Statement.

By:	/s/ Leland B. Cecil
Leland B. Cecil, P.E.

Logan, Utah
May 19, 2011